Exhibit 99.1

News Release

Brooke Capital Corporation to List on American Stock Exchange

OVERLAND PARK, Kan., Aug. 28, 2007 – Brooke Capital Corporation, formerly First American Capital Corporation, announced today that it has received approval for listing of its common stock on the American Stock Exchange under the symbol “BCP”. Approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the Exchange, and may be rescinded if the Company is not in compliance with such standards. Trading is expected to commence at the open of the market on Thursday, Aug. 30, 2007. Brooke Capital Corporation is an insurance holding company, of which Brooke Corporation (NASDAQ:BXXX) owns approximately 58 percent.

“We are very excited about our listing on the American Stock Exchange,” stated Michael Hess, vice chairman of Brooke Capital Corporation. “This provides our loyal and supportive Kansas shareholders with additional liquidity for their investment in our company.”

About our company… Brooke Capital Corporation is an Overland Park, Kansas-based insurance organization founded in 1997. Brooke Capital is the parent company of First Life America Corporation, a life insurance company, and Brooke Capital Advisors, Inc., a loan broker and consultant for general insurance agencies specializing in the sale of hard-to-place and niche insurance policies.

Contact… Bill Morton, Brooke Capital Corporation, bill.morton@brookecorp.com or 913-383-9700 Extension 4532

This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: delays in listing on the American Stock Exchange, the effects of such listing, changes in the law and in economic, political and regulatory environments, and risks described from time to time in reports and registration statements filed by Brooke Capital Corporation with the Securities and Exchange Commission. Investors are directed to the Company’s most recent annual, quarterly and current reports, which are available from the Company without charge or at www.sec.gov, for a more complete description of the Company’s business.